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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549


                                     Schedule 13G

               Information Statement Pursuant to Rules 13d-1 and 13d-2
                      Under the Securities Exchange Act of 1934
                                  (Amendment No. __)


                                    PharmaPrint Inc.
------------------------------------------------------------------------------
                                    (Name of Issuer)


                           Common Stock, no par value per share
------------------------------------------------------------------------------
                              (Title of Class of Securities)


                                         980102
------------------------------------------------------------------------------
                                      (CUSIP Number)


__________

The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                 Page 1 of 9
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----------------                                              -----------------
CUSIP NO. 980102                      13G                     Page 2 of 9 Pages
----------------                                              -----------------


-------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Robert J. Burgess
-------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   /X/

                                                                      (b)   / /
-------------------------------------------------------------------------------
3            SEC USE ONLY

-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Australia
-------------------------------------------------------------------------------

                      5    SOLE VOTING POWER
NUMBER OF
SHARES                     509,000
BENEFICIALLY ------------------------------------------------------------------
OWNED BY              6    SHARED VOTING POWER
EACH
REPORTING                  1,427,548(1)
PERSON       ------------------------------------------------------------------
WITH                 7    SOLE DISPOSITIVE POWER

                          509,000
             -----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          1,427,548(2)
-------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,936,548
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       / /

-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             17.6%
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             IN
-------------------------------------------------------------------------------

---------------------------------
             (1) See Item 4.
             (2) See Item 4.
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----------------                                              -----------------
CUSIP NO. 980102                      13G                     Page 3 of 9 Pages
----------------                                              -----------------


-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             JadiJo, Inc.
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /X/

                                                                        (b) / /
-------------------------------------------------------------------------------
3            SEC USE ONLY


-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             California
-------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
NUMBER OF
SHARES                    115,274
BENEFICIALLY ------------------------------------------------------------------
OWNED BY             6    SHARED VOTING POWER
EACH
REPORTING                 0
PERSON       -----------------------------------------------------------------
WITH                 7    SOLE DISPOSITIVE POWER

                          115,274
             -----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          0
-------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             115,274
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       / /

-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1%
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             CO
-------------------------------------------------------------------------------
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----------------                                              -----------------
CUSIP NO. 980102                      13G                     Page 4 of 9 Pages
----------------                                              -----------------


-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             D-RAM Industries Pty. Ltd.
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) /X/

                                                                        (b) / /
-------------------------------------------------------------------------------
3            SEC USE ONLY

-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Australia
-------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
NUMBER OF
SHARES                    627,274
BENEFICIALLY ------------------------------------------------------------------
OWNED BY             6    SHARED VOTING POWER
EACH
REPORTING                 0
PERSON       ------------------------------------------------------------------
WITH                 7    SOLE DISPOSITIVE POWER

                          627,274
             ------------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          0
-------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            627,274
-------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                        / /

-------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.7%
-------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            CO
-------------------------------------------------------------------------------
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----------------                                              -----------------
CUSIP NO. 980102                      13G                     Page 5 of 9 Pages
----------------                                              -----------------


-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             Dimension Memory, Inc.
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) /X/

                                                                        (b) / /
-------------------------------------------------------------------------------
3            SEC USE ONLY

-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             California
-------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
NUMBER OF
SHARES                    685,000
BENEFICIALLY ------------------------------------------------------------------
OWNED BY             6    SHARED VOTING POWER
EACH
REPORTING                 0
PERSON       ------------------------------------------------------------------
WITH                 7    SOLE DISPOSITIVE POWER

                          685,000
             ------------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          0
-------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             685,000
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       / /

-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.2%
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             CO
-------------------------------------------------------------------------------
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----------------                                              -----------------
CUSIP NO. 980102                      13G                     Page 6 of 9 Pages
----------------                                              -----------------


Item 1(a).     Name of Issuer:

               PharmaPrint Inc. (the "Company")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               4 Park Plaza, Suite 1900, Irvine, California  92614

Item 2(a).     Name of Person Filing:

               (1)  Robert J. Burgess ("Burgess")
               (2)  JadiJo, Inc. ("JadiJo")
               (3)  D-RAM Industries Pty. Ltd. ("D-RAM")
               (4)  Dimension Memory, Inc. ("Dimension")


Item 2(b).     Address of Principal Business Office or, if None, Residence:

               (1)  4 Park Plaza, Suite 1900, Irvine, California  92614
               (2) 32, EDIF, J.J. Vallarino, 1st floor, Office 3, Panama City, Panama
               (3)  98 Edinborough Street, Benowa Waters, Gold Coast,
                    4217 Queensland, Australia
               (4)  17 Baycove Lane, Newport Beach, California  92661

Item 2(c).     Citizenship:

               (1)  Australia
               (2)  California
               (3)  Australia
               (4)  California

Item 2(d).     Title of Class of Securities:

               Common Stock, no par value per share, of the Company

Item 2(e).     CUSIP Number:

               980102

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               Not applicable.

Item 4.        Ownership.

               (a)  Amount beneficially owned:

                    (1)  1,936,548
                    (2)  115,274
                    (3)  627,274
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----------------                                              -----------------
CUSIP NO. 980102                      13G                     Page 7 of 9 Pages
----------------                                              -----------------



                    (4)  685,000

               (b)  Percent of Class:

                    (1)  17.6%
                    (2)  1%
                    (3)  5.7%
                    (4)  6.2%

               (c)  Number of shares to which such person has:

                    (i)  Sole power to vote or direct the vote:

                         (1)  509,000
                         (2)  115,274
                         (3)  627,274
                         (4)  685,000

                    (ii) Shared power to vote or direct the vote:

                         (1)  1,427,548

                   (iii) Sole power to dispose or to direct the disposition of:

                         (1)  509,000
                         (2)  115,274
                         (3)  627,274
                         (4)  685,000

                    (iv) Shared power to dispose or to direct the
                         disposition of:

                         (1)  1,427,548

               JadiJo, D-RAM and Dimension are entities controlled by various of the children and/or sons-in-law of Burgess, Executive Vice President and Chief Operating Officer of the Company: James Robert Burgess, Dione Nelson, Jodi Perkins, Jon Nelson and Brett Perkins.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.
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----------------                                              -----------------
CUSIP NO. 980102                      13G                     Page 8 of 9 Pages
----------------                                              -----------------



               Not applicable

Item 8.        Identification and Classification of Members of the Group.

               Not applicable

Item 9.        Notice of Dissolution of a Group.

               Not applicable

Item 10.       Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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----------------                                              -----------------
CUSIP NO. 980102                      13G                     Page 9 of 9 Pages
----------------                                              -----------------


                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date:  February 14, 1997
                                             ---------------------------------

                                       JADIJO, INC.

                                       By:  /s/ Robert J. Burgess
                                           -----------------------------------
                                           Name:     Robert J. Burgess
                                           Its:      Attorney-in-Fact

                                       D-RAM INDUSTRIES PTY. LTD.


                                       By:  /s/ Robert J. Burgess
                                           -----------------------------------
                                           Name:     Robert J. Burgess
                                           Its:      Attorney-in-Fact

                                       DIMENSION MEMORY, INC.


                                       By:  /s/ Robert J. Burgess
                                           -----------------------------------
                                           Name:     Robert J. Burgess
                                           Its:      Attorney-in-Fact


                                        /s/ Robert J. Burgess
                                       ---------------------------------------
                                       Robert J. Burgess